Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior	(212) 836-9606
Chairman & CEO		Devin Sullivan	(212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

New York, NY – November 14, 2003 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the third quarter and nine months ended September 30, 2003. For the quarter ended September 30, 2003, the net loss attributable to common shareholders was $3,457,000, or $.15 per share, based on 23,591,557 weighted average shares, compared to a net loss attributable to common shareholders of $4,633,000 or $.21 per share, based on 22,107,863 weighted average shares for the quarter ended September 30, 2002 after giving retroactive effect to Medis’ March 11, 2003 rights offering. For the nine months ended September 30, 2003, the net loss attributable to common shareholders was $8,600,000, or $.37 per share, based on 23,201,704 weighted average shares, compared to a net loss attributable to common shareholders of $9,846,000, or $.45 per share, based on 21,819,002 weighted average shares for the nine months ended September 30, 2002 after giving retroactive effect to Medis’ March 11, 2003 rights offering. The net loss attributable to common shareholders for the three and nine months ended September 30, 2003 included $1,226,000 for the value of approximately 418,000 warrants issued to participants in Medis’ offer to exchange and exercise discussed below. Furthermore, the net loss attributable to common shareholders for the three and nine months ended September 30, 2002 included $2,241,000 for the value of approximately 865,000 warrants issued to shareholders in Medis’ 2002 Shareholder Loyalty Program.  During both the quarter and nine months ended September 30, 2003, the Company continued to increase funding of its fuel cell technologies and incurred lower amortization of intangible assets, as compared to the same periods in 2002.

Medis also announced the successful completion of its offer to exchange its outstanding shareholder loyalty program warrants for new warrants and the concurrent exercise of such new warrants.  The offer, which expired at midnight, November 13, 2003, resulted in the exercise of over 836,000 new warrants (out of a possible 848,000 new warrants offered) for aggregate proceeds to Medis of slightly over $3,700,000.

“We are very pleased with the level of participation in the Offer to Exchange and Exercise,” said Robert K. Lifton, Chairman and CEO of Medis Technologies.  “As part of the program, our President Howard Weingrow and I and an affiliate exercised 275,180 of our new warrants, for proceeds to the Company of over $1,200,000. As of September 30, 2003, together with existing funds, funds received from the exercise of the new warrants provide the Company with approximately $8.6 million, so that at the current rate of expenditures we expect our cash resources, including funds available to us from our unused $5 million credit facility will be sufficient to support our operating and developmental activities for at least the next 19 months. It is worth noting that if all the warrants and options expiring in 2004 that are “in the money” – that is, where the exercise price is substantially below today’s market price – were exercised, of which there can be no assurance, it would result in additional payments to Medis of $5,880,000. As described below, the plans for manufacturing, distributing and marketing our Power Pack product and the military product, may increase the rate of expenditures and reduce the number of months before further funding is required.

Considerable progress has been made in the program to have our initial Power Pack products in the market by the end of 2004.  First, our team has been making advances in the development of the product, itself. In May, we plan to demonstrate the completed prototype of the Power Pack able to provide power to operate and charge even the most advanced cell phones, including cell phones with digital cameras.  Each fueling is expected to provide at least nine hours of talk time or the equivalent of at least three full charges of the cell phone battery. The same Power Pack prototype is also expected to have the power capacity to operate and charge most digital cameras, which place such heavy demands on the battery that we have been told that short lived battery power is the most frequent consumer complaint regarding digital cameras.  The same Power Pack is also expected to have the power capacity to operate an MP3 player and a number of other portable electronic devices. We believe that today’s consumer of electronic devices, world wide, will find this Power Pack, capable of powering so many of his or her devices an exciting product.  The Power Pack prototype we intend to demonstrate in May is planned to have the Dc-Dc converter incorporated in its body, and to be able to operate even when turned on its sides. Although the final cartridge sold to the public will actually be stamped out of plastic, the May Power Pack prototype will be refueled by a cartridge that reflects the design of the finished cartridge.

In May, we also plan to deliver a completed prototype of the military product to the C4 Systems division of General Dynamics, along with the cartridge to be used by that product for them to begin testing for military use.  Under our agreements with General Dynamics we have already received four payments totaling $225,000. We have now met the next milestone for which payment of $100,000 is due in January 2004. We anticipate further payments totalling  $250,000 during 2004 and 2005, as we complete additional milestones.

In order to meet our timetable to distribute and market the initial Power Packs by the end of next year, we are engaged in two parallel courses of preparation: manufacturing and distribution.  We have met with large-scale contract manufacturers with a view to having in place in the coming months one or more relationships with manufacturers capable of producing the components and final product, including the packaging, of the Power Pack, the military fuel cell product and the cartridges.  In order to move the production process forward more quickly, this month we plan to install a production line for the cathode, as well as the catalysts for the cathode and anode, in our facility in Israel and we expect to install a production line for the anode in 2004.  These production lines will provide the ability to supply electrodes and catalysts for thousands of units in the first year of their completion.  Fortunately, these lines are fully scalable upwards and we plan to deliver them to our contract manufacturers who will be able to scale them up as required.  One of the immediate advantages of having this automated system in place is that it is expected significantly to enhance the performance levels of the products we make from that time forward.  Until now, we have been making all the products by hand and, of course, cannot achieve the very fine degrees of tolerance that a machine can accomplish.

We have also begun in-depth discussions with distributors and retail outlets in the United States and Europe capable of widely marketing our Power Pack products in sales outlets which feature cell phones, digital cameras and other portable devices and their accessories. Our aim is to have a distribution system in place to which the manufacturer can deliver the packaged Power Pack and cartridge products for ultimate sale to the consumer.  We have been very pleased with the enthusiastic response to these meetings - that a Power Pack capable of operating and charging the cell phone, the digital camera and other electronic devices would be very attractive to the ultimate consumer of such devices. Indeed, while our financial modeling has been based on a suggested retail price of $20 for the Power Pack and $1.00 for the cartridge, a number of potential distributors and sales outlets suggested that the prices for the Power Pack could be even higher, ranging from $24.95 to $39.95. We are presently contemplating presenting various design, color, pricing and advertising alternatives to consumer focus groups to help provide direction for us and our potential distributors.

It is important to emphasize that at most meetings with potential manufacturers, distributors, service providers and OEMs, we have actually demonstrated the power capability of the Power Pack. We have run the cell phone battery down to the point where it cannot operate the cell phone. Then, we have hooked up the Power Pack and immediately the battery starts charging and we were able to make a call on the cell phone. This is a dramatic demonstration – in my view, an historical demonstration - of a working fuel cell product that in size, weight, power, price and absence of heat attractively addresses the market for small portable electronic devices. And, of course, this product is proprietary to our company, protected by patents.

Finally, we continue to meet with large original equipment manufacturers (OEMs) to discuss both bundling or boxing our Power Pack with the products they are selling to the consumer as well as the potential of providing a fuel cell as an attached secondary power source and ultimately as a primary power source, replacing the battery, for their products.

As we approach the time when we expect the Power Pack and cartridge products to be available in the market, we contemplate a program to introduce these products to the consumer through public relations and advertising.  And, of course, those programs will have to be stepped up, including cooperative advertising with our customers, once our products reach the market.  Thus, at some point along the way in this process of manufacturing, distributing and marketing our products, we will require additional funds.  I do not expect that we will decide on the amount of funds or the sources until next year, but we have already begun meetings with capital sources capable of providing us with the level of funds we may seek.  I am pleased with the responses from those meetings and I am sanguine about our ability to secure the appropriate funds when and if we have put in place the contract manufacturing and distribution relationships.

While the fuel cell program is consuming by far the largest part of our efforts and resources, we are continuing to move forward on some of our other technologies. Particularly, in the case of the CellScan we have started a process of trying to identify experienced operating management and establish the funding that will allow us to move the CellScan division into a separate entity. It has been a long and difficult process to bring the CellScan to its present level of performance. During this time we have developed and demonstrated very valuable uses for the CellScan and sharply reduced its size and cost while increasing its throughput. Today, independent tests have shown that the CellScan has the capabilities of precisely measuring important reactions of individual living cells and holds out the prospect of providing a simple, relatively inexpensive blood test for diagnosing certain cancers and other diseases. It also has demonstrated in these independent tests an ability to select the optimal chemotherapy combination for a cancer patient and to exclude drug resistant agents. Using this approach could help reduce unnecessary suffering on the part of the patient and curtail significant additional medical costs connected to traditional trial and error processes of chemotherapy. All of this represents a very valuable asset and I believe could become the basis for an attractive separate publicly owned company with significant earnings potential.

We will continue to report other developments as they take place.”

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes highly conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts.  Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd.

November 14, 2003

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS September 30, 2003 (In thousands, except per share amounts) (See notes below)

Statements of Operations Data

	Three Months Ended Sept. 30, 2002	Three Months Ended Sept. 30, 2003	Nine Months Ended Sept 30, 2002	Nine Months Ended Sept 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$38	$38	$154	$113
Cost of sales	32	16	110	43
Gross profit	6	22	44	70

R&D costs	1,038	1,179	2,978	3,632
SG&A expenses	723	1,055	2,735	2,929
Amortization of Intangible assets	665	52	1,995	945
Operating loss	(2,420)	(2,264)	(7,664)	(7,436)
Other income, net	28	33	59	62
Net loss	(2,392)	(2,231)	(7,605)	(7,374)
Value of warrants issued	(2,241)	(1,226)	(2,241)	(1,226)
Net loss attributable to common shareholders	$(4,633)	$(3,457)	$(9,846)	$(8,600)

Net loss per share - basic and diluted	$(.21 )*	$(.15)	$(.45 )*	$(.37)

Weighted-average shares used in computing basic and diluted net loss per share	22,108 *	23,592	21,819 *	23,202

Selected Balance Sheet Data

	December 31, 2002	September 30 2003

Cash and cash equivalents	$6,036	$8,600
Working capital	5,037	7,730
Property and equipment, net	1,199	1,245
Goodwill and Intangible assets, net	59,037	59,137
Total assets	66,894	69,313
Long-term liabilities	388	465
Stockholders’ equity	65,405	67,647

NOTES

*In accordance with Statement of Financial Accounting Standards No. 128, Earning Per Share, the Company has adjusted its net loss per share to give retroactive effect to shares issued in its March 11, 2003 rights offering, for the three and nine months ended September 30, 2002. Accordingly, as a result of such retroactive adjustment, for the three months ended September 30, 2002 the net loss per share decreased from $(.22) to $(.21), or $(.01) and for the nine months ended September 30, 2002, the net loss per share decreased from $(.47) to $(.45), or $(.02) per share.

On March 11, 2003, the Company completed a rights offering in which it offered to its existing stockholders subscription rights to purchase an aggregate of 2,325,600 shares of its common stock at a purchase price of $2.15 per share. The Company received gross proceeds of $5,000,040 from the rights offering which, after deducting related expenses of approximately $122,000, is being used for working capital, including for continued development of its fuel cell technology, and selling, general and administrative expenses.

On March 14, 2003, the Company acquired the remaining 7% of More Energy Ltd. that it did not already own, for an aggregate purchase price of $1,045,000. The purchase price was comprised of 120,000 shares of the Company’s common stock with an aggregate value of $525,000 and the price of an option to acquire such interest of $520,000 which was paid in full in June 2001.

On September 3, 2003, the Company commenced an offer to exchange and exercise to holders of its approximately 848,000 outstanding warrants issued pursuant to its 2002 shareholder loyalty program (the “Offer”). In order to participate in the Offer, holders of loyalty program warrants who exchange such warrants for new warrants exercisable at $4.43 per share must also exercise the new warrants at the time of the exchange.  The Offer, which expired at midnight November 13, 2003, resulted in the exercise of approximately 836,000 new warrants for aggregate gross proceeds to the Company of approximately $3,700,000 (of which approximately $3,578,000 was received during the three and nine months ended September 30, 2003).  Each new warrant was exercisable into one share of common stock and a one-year warrant to purchase an additional share of common stock of the Company for $9.60 for every two new warrants exercised. During the three and nine months ended September 30, 2003, the Company recorded gross proceeds on account of shares to be issued pursuant to the Offer of approximately $3,578,000 and related costs of approximately $120,000. The Company has estimated the fair value of the approximately 418,000 one-year warrants issued pursuant to the Offer to be approximately $1,226,000 and has accounted for such amount as a preferred dividend for the three and nine months ended September 30, 2003.

On December 29, 2000, the Company entered into a $5,000,000 revolving credit line agreement with a bank. On September 30, 2003, the Company entered into a third amendment to such credit line agreement, which extends the termination date to July 1, 2005.  Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company’s chief executive officer and its president are partners. Additionally, the Company’s chief executive officer and its president have personally guaranteed any amounts due under such credit line.  As of the date of this release, no funds had been drawn under such credit line.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of September 30, 2003. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2002 and the year then ended, together with the accompanying notes.

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